    As filed with the Securities and Exchange Commission on December 10, 1997



                                                      Registration No. 333-39083

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------


                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------

                               ACCESS BEYOND, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                                    Delaware
         (State or Other Jurisdiction of Incorporation or Organization)

                                   52-1987873
                     (I.R.S. Employer Identification Number)

                          1300 Quince Orchard Boulevard
                          Gaithersburg, Maryland 20878
                    (Address of Principal Executive Offices)

               Amended and Restated 1996 Long Term Incentive Plan
       Amended and Restated 1996 Non-employee Directors' Stock Option Plan
                              (Full Title of Plans)



                                                       Copy to:
          Mark Fields                           Stephen I. Budow, Esq.
Acting Chief Financial Officer          Morrison Cohen Singer & Weinstein, LLP
   1300 Quince Orchard Blvd.                     750 Lexington Avenue
    Gaithersburg, MD 20878                     New York, New York 10022
        (301) 921-8600                              (212) 735-8600

                             ----------------------

            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                             ----------------------


        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
               As soon as practicable after the effective date of
                          this registration statement.

                             ----------------------

                                EXPLANATORY NOTE


         This Registration Statement contains two parts. The first part contains a prospectus prepared in accordance with the requirements of Part I of Form S-3 (in accordance with Section C of the General Instructions to Form S-8) which covers reoffers and resales of shares of Common Stock of the Registrant which shall be issued upon the exercise of options granted pursuant to Registrant's Amended and Restated 1996 Long Term Incentive Plan and the Registrant's Amended and Restated 1996 Non-Employee Directors' Stock Option Plan. The second part contains information required pursuant to Part II of Form S-8 and certain items required pursuant to Part II of Form S-3. Pursuant to the Note to Part I of Form S-8, the Plan Information specified by Part I is being separately provided to Registrant's employees, officers, directors and consultants as specified in Rule 428(b)(1) and is not being filed with the Securities and Exchange Commission.

                                 495,000 SHARES

                               ACCESS BEYOND, INC.
                                  COMMON STOCK
                           (Par Value $.01 Per Share)



         This Prospectus relates to 495,000 shares (the "Shares") of common stock, par value $0.01 per share (the "Common Stock"), of Access Beyond, Inc., a Maryland corporation (the "Company" or "Access Beyond"), which may be sold from time to time by the selling stockholders named herein (the "Selling Stockholders"). The Shares have been issued or are issuable to the Selling Stockholders pursuant to options (the "Options") granted under two stock option plans of the Company. The Company will receive various amounts ranging from $4.00 to approximately $7.74 for each Share issued upon the exercise of the Options. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. All expenses of registration incurred in connection with this offering are being borne by the Company; all selling and other expenses incurred by the Selling Stockholders in connection with the sale of the Shares will be borne by the Selling Stockholders. The Company is not aware of any underwriting arrangements with respect to the sale of any of the Shares by the Selling Stockholders.



         The Common Stock is quoted on the National Association of Securities Dealers Automated Quotations/National Market System (NASDAQ/NMS) under the symbol "ACCB." The closing price per share reported on the NASDAQ/NMS on December 1, 1997 was $5.375.


         The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of the Shares, may be deemed "underwriters," as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed underwriting commissions or discounts under the Securities Act. The Shares to be offered by the Selling Stockholders may be offered in one or more transactions in the over-the-counter market or in negotiated transactions or a combination of such methods of sale, at market prices prevailing at the time of sale, the prices related to such prevailing market prices or at negotiated prices. The Shares to be offered by the Selling Stockholders may be sold either (a) to a broker or dealer as principal for resale by such broker or dealer for its account pursuant to this Prospectus (for example, in transactions with a "market maker") or (b) in brokerage transactions, including transactions in which the broker solicits purchasers. See "Selling Stockholders" and "Plan of Distribution."

                            ------------------------


        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                SEE "RISK FACTORS" COMMENCING ON PAGE 5 HEREOF.


                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY SUCH STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                THE DATE OF THIS PROSPECTUS IS DECEMBER 10, 1997

         All dealers effecting transactions in the securities offered hereby may be required to deliver a copy of this Prospectus.

         No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any security other than the securities offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy the securities by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any offer or sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.


                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copies may be obtained at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Regional Offices of the Commission at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such information may also be obtained by mail from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Commission's web site can be accessed at http://www.sec.gov. Any such reports, proxy statements and other information filed or to be filed by the Company may also be inspected at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006. The Common Stock is traded on NASDAQ/NMS, and the Company's reports (and proxy and information statements when filed) may be inspected at the offices of The Nasdaq Stock Market, Inc., located at 1735 K Street, N.W., Washington, D.C. 20006.

         The Company has filed with the Commission a registration statement on Form S-8 and amendments thereto (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), of which this Prospectus is a part. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to herein are not necessarily complete. In each instance, for a more complete description of the matter involved, reference is made to such contract, agreement or other document filed as an exhibit to the Registration Statement, and the Registration Statement shall be deemed qualified in its entirety by such reference.

         The Company intends to furnish to holders of Common Stock for each fiscal year an annual report which contains consolidated financial statements prepared in accordance with United States generally accepted accounting principles and audited and reported on, with an opinion expressed by, an independent public accounting firm, and such other reports as may be required by law.

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

         THIS PROSPECTUS MAY CONTAIN ESTIMATES, PROJECTIONS AND OTHER FORWARD-LOOKING STATEMENTS. THESE STATEMENTS ARE SUBJECT TO CERTAIN RISKS, TRENDS AND OTHER UNCERTAINTIES, INCLUDING THOSE DISCUSSED IN THIS PROSPECTUS THAT COULD CAUSE ACTUAL RESULTS TO VARY FROM THOSE PROJECTED. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON FORWARD-LOOKING STATEMENTS, WHICH ARE BASED ONLY ON CURRENT JUDGMENTS AND CURRENT KNOWLEDGE.


                     INCORPORATION OF DOCUMENTS BY REFERENCE

         The documents listed below are incorporated by reference in this Registration Statement, and all documents concurrently and subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such document.

         (1) The Company's Annual Report on Form 10-K for the fiscal year ended July 31, 1997;


         (2) Amendment No. 1 to the Company's Annual Report on Form 10-K/A for the fiscal year ended July 31, 1997;



         (3) The Company's Current Report on Form 8-K, as filed with the Commission on November 17, 1997;



         (4) The Company's Registration Statement on Form S-4 (Registration No. 333-37993), and any amendments thereto; and



         (5) The description of the Company's Common Stock contained in the Company's Registration on Form 8-A, declared effective by the Commission on November 18, 1996.


         For purposes of this Registration Statement, any statement contained in a document incorporated by or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

         The Company shall furnish without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents which are incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Written or telephone requests for such documents should be directed to Mark Fields, Access Beyond, Inc., 1300 Quince Orchard Boulevard, Gaithersburg, Maryland 20878, and the phone number is (301) 921-8600.

                                  SPECIAL NOTE


         The Company has included the following special note to inform potential investors of a transaction that, if consummated, will be material to the operations of the Company.



         On July 29, 1997, the Company and Hayes Microcomputer Products, Inc., a Georgia corporation (with its subsidiaries, "Hayes") entered into an Agreement and Plan of Reorganization (as subsequently amended, the "Merger Agreement") pursuant to which H&A Merger Sub, Inc., a Georgia corporation ("Subsidiary") and a wholly-owned subsidiary of the Company, will merge (the "Merger") with Hayes. As a result of the Merger, Hayes will become a wholly-owned subsidiary of the Company, and the shareholders of Hayes at the time the Merger becomes effective (the "Effective Time") will own approximately 79% of the outstanding equity securities of the Company, other than options and the Company's 6% Convertible Stock and any shares of Common Stock issued or issuable upon conversion thereof (such 6% Convertible Stock, together with such shares of Common Stock, the "6% Securities"). After giving effect to the Merger and assuming that (x) all then vested and exercisable options and warrants to purchase Hayes common stock are exercised and (y) none of the then vested and exercisable options to purchase Access Beyond's common stock are exercised, the Hayes shareholders will own approximately 80.08% of the issued and outstanding equity securities of the Company, excluding options and the 6% Securities. At the Effective Time, (a) each outstanding share of Hayes (i) common stock, $.01 par value per share ("Hayes Common Stock"), will be converted into a right to receive such number of shares of the Company's common stock, $.01 par value per share ("Common Stock") as is equal to the Conversion Ratio (as provided below),
(ii) Series A Preferred Stock, no par value ("Hayes Series A Preferred Stock"), will be converted into the right to receive such number of shares of the Company's Common Stock as is equal to the Conversion Ratio multiplied by the number of shares of Hayes Common Stock into which such shares of Hayes Series A Preferred Stock is then convertible, and (iii) Series B Preferred Stock, no par value ("Hayes Series B Preferred Stock"), will be converted into the right to receive such number of shares of the Company's Series A Preferred Stock (the "Series A Preferred Stock") as is equal to the Conversion Ratio multiplied by the number of shares of Hayes Common Stock into which such shares of Hayes Series B Preferred Stock is then convertible; (b) the Company will amend its certificate of incorporation to (i) change its name to Hayes Corporation, (ii) increase the number of authorized shares of capital stock and (iii) create the Series A Preferred Stock; (c) the Board of Directors of the Company will be increased to seven members, five of whom will be designated by the Hayes shareholders; and (d) the obligations of Hayes under the Hayes option plan will be assumed by the Company. There can be no assurance that the Merger will be consummated.



          On December 4, 1997, the Company had 12,559,931 shares of Common Stock and 9,730 shares of 6% Convertible Stock issued and outstanding. On December 4, 1997, Hayes had 4,991,750 shares of Hayes Common Stock, 4,900,000 shares of Hayes Series A Preferred Stock and 263,113 shares of Hayes Series B Preferred Stock issued and outstanding. At the Effective Time, the Conversion Ratio of
4.628924 (assuming no change in the number of such outstanding securities, other than changes due to the issuance of shares of Common Stock upon conversion of the 6% Convertible Stock) will be applied to the outstanding Hayes securities, resulting in the issue of (i) 23,106,433 shares of the Company's Common Stock for the 4,991,750 shares of Hayes Common Stock, (ii) 22,681,729 shares of the Company's Common Stock for the 4,900,000 shares of Hayes Series A Preferred Stock and (iii) 1,217,930 shares of the Company's Series A Preferred Stock for the 263,113 shares of Hayes Series B Preferred Stock.



          The Company filed a Registration Statement on Form S-4 (together with any amendments thereto, the "S-4 Registration Statement") with the Commission registering the issuance of such shares of the Company's Common Stock and Series A Preferred Stock. The S-4 Registration Statement contains a prospectus covering those shares and a proxy statement in accordance with Schedule 14A of the Exchange Act setting forth, among other things, the terms of the Merger, for a vote by the Company's stockholders. There can be no assurance that the S-4 Registration Statement will be declared effective.

                                  RISK FACTORS



         Investors should be aware that ownership of the Common Stock of the Company involves certain risks, including those described below, which could adversely affect the value of their holdings of Common Stock. The Company does not make, nor has it authorized any other person to make, any representation about the future market value of the Company's Common Stock. Unless otherwise indicated, all references to the operations of the Company in this Prospectus shall include the operations of the Remote Access Business (the developing and marketing of products which enable local, remote or mobile users to access network resources) of Penril DataComm Networks, Inc. ("Penril") prior to November 18, 1996. Portions of this Prospectus contain certain "forward looking" statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward looking statements. Factors that might cause such a difference include, but are not limited to, market acceptance of the Company's products and services, other factors discussed in the Registration Statement as well as factors discussed in other filings made with the Securities and Exchange Commission. Although the Company believes that the assumptions underlying the forward looking statements contained herein are reasonable, any of the assumptions could prove inaccurate, and therefore, there can be no assurance that the forward looking statements included herein will prove to be accurate. In addition to the other information contained in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Shares offered hereby.


ABSENCE OF PROFITABLE OPERATIONS; LIQUIDITY


         The Company, and the Remote Access Business as conducted by Penril, have not been profitable for the past three fiscal years. Penril posted a net loss from continuing operations of $4.6 million for fiscal 1995, and $20.7 million for fiscal 1996 and the Company posted a net loss of $13.9 million for fiscal 1997. Such losses have been due, in part, to decreased revenues caused by a declining market for certain Penril products that began in fiscal 1995, non-recurring restructuring costs in connection with operations that were discontinued due to decline in market demand, costs related to the Penril/Bay Merger, which occurred during fiscal 1996, costs associated with development of the Remote Access Business and the spinning off of the Company from Penril during the year ended July 31, 1997. In addition, during fiscal 1997, the Company's revenues including, in particular, its revenues from the "Access Beyond" product family, have been insufficient for the Company to be profitable. There can be no assurance that the Company will achieve profitability, or that the Company will be able to increase sales of its products to an amount which will generate adequate cash for operational and capital needs.



         Hayes has not been profitable for the past three fiscal years. On November 15, 1994, Hayes filed a petition for relief under Chapter 11 of the United States Bankruptcy Code due to its inability to pay its debts on a current basis. Although Hayes consummated a court approved Reorganization Plan on April 16, 1996 and closed the bankruptcy on October 9, 1997, it has accumulated losses of approximately $32.7 million since April 16, 1996.



         The Company and Hayes have financed their loss from operations in the past three years (or shorter period with respect to the Company) primarily through private sales of equity securities, borrowings under credit facilities and sale of assets, including assets from discontinued operations. On a pro forma combined basis the Company and Hayes had a working capital deficit of approximately $14.1 million at September 30, 1997.



         At the Effective Time, only a limited amount of cash will be available for working capital from credit facilities of the combined companies. The Preferred Stock Investment Agreement provided the Company with $10.0 million of cash on November 12, 1997. Both the Company and Hayes are relying on $35.0 million of anticipated cash from the closing of the second installment of the Preferred Stock Investment Agreement immediately following the Effective Time to provide working capital following the Merger. In the event that the closing of such second installment is not consummated, cash provided by future operations and available borrowings under the Company's and Hayes' credit facilities or lines of credit could be insufficient to meet the Company's working capital requirements. There can be no assurance that the closing of such second installment will be consummated. Hayes is also pursuing the possibility of new credit facilities, but there can be no assurance that these will be obtained.

         Due to Hayes' having not met certain covenants under its credit facility with CIT requiring minimum levels of net worth and net income at December 31, 1996, CIT revised the interest rate under the facility from prime plus 1.625% to prime plus 2.125%.


LIMITED TRADING HISTORY OF THE COMMON STOCK

         The Common Stock has a limited history as a publicly traded security. The price for the Common Stock is determined in the market place and may be influenced by many factors, including the operating performance of the Company, the depth and liquidity of the market for the Common Stock, investor perception of the Company and general economic and market conditions. There can be no assurance that an orderly market for the Common Stock will be sustained, and the prices at which the Common Stock is traded may fluctuate significantly.

LIMITED OPERATING HISTORY


         The Company began operations on November 18, 1996 for the purpose of receiving certain lines of business which were to be spun off from Penril. The Company, as a separate entity, has a limited operating history. The Remote Access Business, as conducted by Penril prior to the distribution of the Common Stock to Penril shareholders in November 1996, had an operating history consisting of the development and sale of local area network ("LAN") and host access products (the "LAN and Host Access Products") and the development of a new product family called "Access Beyond." See " - Relationship with Penril."


DEPENDENCE ON KEY MANAGEMENT


         If the Company is to be successful, its success will be due in large part to the performance of Messrs. Dennis Hayes, Ronald Howard and P.K. Chan, and, to a lesser extent, other key management personnel. Although the Company will have employment agreements with Messrs. Hayes, Howard and Chan which provide for their continued employment, no assurance can be given that the Company will be able to retain their services or the services of any other key management personnel. The loss of the services of one or more of the Company's senior management following the Merger could have a material adverse effect upon the Company's business, operating results and financial condition.


RISKS RELATING TO THE MERGER AND INTEGRATION OF THE BUSINESSES

         There can be no assurance that the Merger with Hayes will be consummated. If the Merger with Hayes is consummated, there can be no assurance that the economies which the Company and Hayes expect to realize as a result of the combination of the businesses will be achieved, or that the personnel from the two companies will be successfully integrated.


         In order for such integration to be successful, the general and administrative operations, research and development operations and sales and marketing operations of Hayes and the Company must be combined. There can be no assurance that Hayes and the Company will be successful in integrating such operations. There is no assurance that the Company will not encounter unforeseen expenses, as well as difficulties and complications in integrating expanded operations without disruption to overall operations. In addition, the combination may adversely affect the Company's operating results because of many factors, including the diversion of management time and resources and required operating adjustments. There can be no assurance that the Company will successfully integrate or achieve the anticipated benefits of its expanded operations.


TECHNOLOGICAL CHANGES

         The market for networking and modem products is subject to rapid technological change, evolving industry standards and frequent new product introductions and, therefore, requires a high level of expenditures for research and development. The Company may be required to incur significant expenditures to develop new integrated product offerings. There can be no assurance that customer demand for products integrating network connectivity and remote access technologies will grow at the rate expected by the Company, that the Company will be successful in developing, manufacturing and marketing new products or product enhancements that respond to these customer demands or to evolving industry standards and technological change, that the Company will not experience difficulties that could delay or prevent the successful development, introduction, manufacture and marketing of these products (especially in light of the increasing design and manufacturing complexities associated with the integration of technologies), or that its new products and product enhancements will adequately meet the requirements of the marketplace and achieve market acceptance. The Company's business, operating results and financial condition may be materially and adversely affected if the Company encounters delays in developing or introducing new products or product enhancements or if such product enhancements do not gain market acceptance. In order to maintain a competitive position, the Company must also continue to enhance its existing products and there is no assurance that it will be able to do so. The Company will be required to continue to make significant investment in research and development to refine Hayes' products and its products and to continue to develop additional products. A major portion of future revenues is expected to come from new products and services. The Company cannot determine the ultimate effect that new products will have on its revenues or earnings. The rapid technological change and short life span of networking and modem products subject the Company to the risk of inventory obsolescence, customer product returns and unfavorable manufacturing costs as a result of disruption to manufacturing schedules.



         In 1997, the modem industry introduced modems that provide a throughput capacity of 56kbs compared to the industry standard of 33.6kbs. The industry has not established a standard for 56kbs modems and there are two competing 56kbs technologies. Hayes introduced 56kbs products in early 1997 and sells products using either K56 Flex or X2 technologies. Demand for 56kbs products has been slow to develop and a substantial portion of Hayes revenues continue to be for 33.6kbs products. Hayes' modem buyers could be adversely impacted by obsolescence changes, channel inventory returns and unfavorable manufacturing variances if there was a sudden change in demand for 56kbs vs 33.6kbs products.


POSSIBLE LOSS OF TECHNOLOGY


         The Company acquired technology and intellectual property rights relating to certain open remote dial access cards used in its Hawk products principally in consideration of the issuance of 503,704 shares of Common Stock. Although the Company has registered the resale of such shares under the Securities Act, if it fails to use its best efforts to maintain the effectiveness of such registration statement then such technology and rights could be lost which loss could have a material adverse effect on the Company.

COMPETITION

         The networking industry is highly competitive and competition is expected to intensify. There are numerous companies competing in various segments of the network management and remote access markets. Competitors include Ascend Communications, Shiva Corporation, Cisco Systems, Inc., 3 Com Corporation ("3Com"), Microcom, Inc. ("Microcom") and Bay Networks, Inc., among others. Many of the Company's competitors have greater name recognition, more extensive engineering, manufacturing and marketing capabilities and greater financial, technological and personnel resources than those available to the Company. In addition, certain companies in the networking industry have expanded their product lines or technologies in recent years as a result of acquisitions. There can be no assurance that the Company will be able to compete successfully in the future with existing or new competitors.


         Hayes' business products compete with the business products of 3Com, AT&T Corp., Multi Tech Corp., Motorola, Inc. and others. 3Com is one of Hayes' most significant competitors in the retail modem market. Other competitors of Hayes in the retail modem market include Golden Video Corporation ("GVC"), Boca Research, Inc. ("Boca"), Zoom Telephonics, Inc. ("Zoom"), Diamond Multimedia Systems, Inc. ("Diamond") and others.


         There are many other companies engaged in the research, development and commercialization of products similar to the Hayes modem, network and broadband products. Some of the Company's competitors and potential competitors possess significantly greater capital, marketing, technical and other competitive resources than Hayes or the Company following the Merger. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, to devote greater resources to the promotion and sale of their products, or to devote greater resources to the development of new products than can the Company.

         Hayes' products are subject to significant price competition, and management expects that it will face increasing pricing pressures from competitors. Accordingly, there can be no assurance that following the Merger the Company will be able to provide products that compare favorably with the products of the Company's competitors or that competitive pressures will not require the Company to reduce its prices. Any material reduction in the price of the Company's products would negatively affect net margins as a percentage of net revenues and would require the Company to increase sales to maintain or increase net income.

IMPORTANT CONSIDERATIONS RELATED TO FORWARD-LOOKING STATEMENTS


         This Prospectus contains or incorporates by reference certain forward looking statements within the meaning of Section 27A of the Securities Act, and
Section 21E of the Securities Exchange Act of 1934, as amended (the"Exchange Act"), which are intended to be covered by the safe harbors created thereby. Investors are cautioned that all forward looking statements involve risks and uncertainty including, without limitation, the ability of the Company to implement its strategy and identify new market and product opportunities, product development costs, future return rates of the Company's products, the dependence of the Company on certain customers and manufacturers, as well as general market conditions, competition and pricing. Although the Company believes that the assumptions underlying the forward looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward looking statements included in this Prospectus will prove to be accurate. In light of the significant uncertainties inherent in the forward looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.


OPTION PLANS - SHARES ELIGIBLE FOR FUTURE SALE AND DILUTION


         In March 1997, the stockholders of the Company, at a special meeting, approved and ratified two stock option plans of the Company - the Amended and Restated 1996 Incentive Stock Option Plan (the "Incentive Plan") and the Amended and Restated 1996 Non-employee Directors' Stock Option Plan (the "Directors' Plan"). The Company is authorized to issue options to purchase up to an aggregate of 2,000,000 shares of Common Stock under the Incentive Plan and options to purchase an aggregate of 250,000 shares of Common Stock under the Directors' Plan. As of December 4, 1997, the Company had outstanding options to purchase an aggregate of 965,900 shares under the Incentive Plan and options to purchase an aggregate of 120,000 shares under the Directors' Plan. As a result of the Merger, all outstanding options granted under the Directors' Plan will become fully vested and will terminate on the later of 90 days after the Effective Time or seven months following the date of grant of each option. Options granted under the Incentive Plan will not become fully vested as a result of the Merger unless, as to each such option holder, his employment is terminated without good cause within nine months following the Effective Time. Holders of Common Stock could experience dilution in possible future earnings per share in the event that a large number of options are exercised.



         In addition, at the Effective Time, each outstanding option to purchase Hayes Common Stock (the "Hayes Options") granted under the Hayes Stock Option Plan, adopted on June 4, 1996, as amended effective October 22, 1996 (the "Hayes Option Plan"), and each warrant to purchase Hayes capital stock (collectively the "Hayes Warrants") will be assumed by the Company in accordance with the terms of such option or warrant, and converted into rights to purchase shares of the Company's Securities. Hayes Options and Hayes Warrants for 5,971,312 shares and 1,851,569 shares of Common Stock, respectively, will be assumed by the Company. At the Effective Time, Hayes Options to purchase 1,363,912 shares of Company Common Stock and Hayes Warrants to purchase 1,851,569 shares of Company Common Stock will be exercisable. Holders of Common Stock could experience dilution in possible future earnings per share in the event that a large number of Hayes Options or Hayes Warrants of options are exercised. The Company expects to register the resale of the shares of Common Stock issuable upon the exercise of the Hayes Options and the Hayes Warrants, which registration would allow such shares to be freely tradeable in the public market immediately following exercise of such Hayes Options and Hayes Warrants, subject to certain volume and other limitations for Hayes Options and Hayes Warrants, by directors and executive officers of the Company following the Merger.


OTHER ISSUANCES - SHARES ELIGIBLE FOR FUTURE SALE AND DILUTION

         The Company may use shares of its Common Stock to acquire assets, technology, license rights and/or other companies to develop and expand its product lines. Future issuances of Common Stock in connection with such acquisitions could, individually or in the aggregate, adversely affect the market price of the Common Stock.


         Pursuant to the Preferred Stock Investment Agreement, the Company's 6% Convertible Stock is convertible into shares of Common Stock at a conversion price equal to the lesser of $8 per share or 85% of the average closing bid price of Common Stock on the NASDAQ/NMS (or other market) for the five consecutive trading days prior to the date of the notice of conversion, subject to adjustment in certain circumstances. Accordingly, conversion of the 6% Convertible Stock will be below the market price of the Common Stock, will be dilutive and could individually or in the aggregate, adversely affect the market price of the Common Stock.



REGISTRATION AND LISTING OBLIGATIONS



         The Registration Rights Agreement entered into in connection with the

Preferred Stock Investment Agreement requires the Company to promptly register and cause to be listed the common shares underlying the 6% Convertible Stock and underlying any warrants which are issued and to maintain such registration statement and listing. If (i) the Company fails to effect such registration and listing within the applicable time periods or (ii) an investor's ability to sell registered shares is suspended for various reasons, including failure of the Company to maintain the effectiveness of such registration statement or listing for more than a specified number of days or (iii) the Company fails to comply with a conversion notice and such failure continues for more than a specified number of days, then the Company is required to make payments to the investors in an amount equal to 2% per month of the liquidation preference for each month (or portion thereof) during which such event continues and, under certain circumstances, the Company may be required to (i) purchase the 6% Convertible Stock for an amount equal to the liquidation preference divided by 85%, and issue warrants and (ii) purchase shares of Common Stock issued upon conversion of the 6% Convertible Stock and upon exercise of warrants for a purchase price equal to the closing bid price as of the time of the issuance of such underlying shares.

PRODUCT PROTECTION AND INTELLECTUAL PROPERTY

         The Company, like many other companies in the network access industry, anticipates that it will rely upon rights granted through licenses from third parties for a substantial amount of proprietary information used to develop its products; however, some companies may decide not to grant such licenses and may seek to protect their proprietary rights in such technological information. Accordingly, there can be no assurance that the Company will be able to continue obtaining additional rights to utilize proprietary technological information necessary to develop its products. Because of the existence of a large number of patents in the networking field and the rapid rate of issuance of new patents, it is not economically practical to determine in advance whether a product or any of its components infringe patent rights of others. In the event of any infringement, the Company believes that, based upon industry practice, necessary licenses or rights under such patents may be obtained on terms that should not have a material adverse effect on the Company's consolidated financial position or results of operations. However, there can be no assurance in this regard.

         Hayes relies on a combination of patent, trade secret, copyright and trademark laws, nondisclosure and other contractual provisions and technical measures to protect its proprietary and intellectual property rights in its products. Hayes receives from time to time, and may receive in the future, communications from third parties asserting intellectual property rights relating to its products and technologies. There can be no assurance that these protections will be adequate to protect Hayes' proprietary rights or that following the Merger, the Company's competitors will not independently develop products that are substantially equivalent or superior to the Company's products. There can be no assurance that third parties will not assert infringement claims against the Company following the Merger. The loss of proprietary technology or a successful claim against the Company could have a material adverse effect on the Company's financial condition or results of operations.


         To the extent Hayes and the Company increase sales in international markets, their exposure in countries with less protection of intellectual property laws is increased.



CERTAIN ANTITAKEOVER EFFECTS



         The Company's Certificate of Incorporation includes certain provisions that are intended to prevent or delay the acquisition of the Company by means of a tender offer, proxy contest or otherwise. Specifically, the Certificate of Incorporation provides for a classified board of directors, classified into three classes with terms of three years each. In addition, the Certificate of Incorporation authorizes the Company Board to issue preferred stock without further stockholder approval, which could have dividend, redemption, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of Common Stock. Finally, the Company is subject to Section 203 of the Delaware General Corporation Law (the "DGCL") which limits transactions between a publicly held company and "interested stockholders" (generally those stockholders who, together with their affiliates and associates, own 15% or more of a company's outstanding capital stock). Any one of, or a combination of, the above anti-takeover provisions could discourage a third party from attempting to acquire control of the Company. The Incentive Plan and the Directors' Plan provide for acceleration of stock options upon a change in control of the Company, which may have the effect of making an acquisition of control of the Company more expensive. These plans may also inhibit a change in control of the Company. In addition, certain Company officers have severance compensation agreements with the Company that provide for substantial cash payments and acceleration of other benefits in the event of specified corporate changes related to the Company, including a change in control of the Company.

DIVIDENDS


         The Company does not anticipate paying dividends on its Common Stock in the foreseeable future. The holders of 6% Convertible Stock are entitled to receive cumulative dividends at the rate of six percent per annum on the liquidation preference, payable annually on December 31 of each year, in cash, Common Stock or by adding the amount thereof to the liquidation preference. Holders of Series A Preferred Stock will be entitled to receive, as and when declared by the Company Board, cumulative compounding dividends at the rate of 10% per annum of the original issue price per share of the Series A Preferred Stock. No dividends may be paid on the Common Stock unless all accrued and unpaid dividends on the Series A Preferred Stock and the 6% Convertible Stock are paid.



         Pursuant to a loan and security agreement dated October 2, 1997, the Company may not declare or pay any dividends, except dividends payable solely in shares of capital stock, or make any other payments on its capital stock, without the consent of the lender. Hayes is subject to similar restrictions under its credit facilities.


RELATIONSHIP WITH PENRIL


         The Company has a limited operating history as an independent public company. The operations of the Company historically have relied on Penril for certain necessary administrative services. As of November 18, 1996, Penril and the Company entered into several agreements for purposes of governing certain of the ongoing relationships between the two companies following the Penril/Bay Merger, including indemnification obligations. Pursuant to the Indemnification Agreement entered into between Penril and the Company (the "Indemnification Agreement") in connection with Penril's transfer (the "Transfer") to the Company of substantially all of its assets and liabilities, other than those assets and liabilities related to Penril's modem business (the "Modem Business"), the Company agreed to indemnify Penril against all expenses and liabilities resulting from (i) the operation of the Company from and after the Penril/Bay Merger, (ii) Penril's operations prior to the Transfer other than those based upon, arising out of or in connection with (a) the Modem Business, (b) the Penril/Bay Merger and transactions relating to the Penril/Bay Merger or (c) the tax consequences of the Distribution, (iii) the termination of employment of employees (other than those employees identified as remaining with Penril after the Transfer) by Penril or (iv) information furnished by Penril or the Company relating to the Company contained in the registration statement filed by Bay in connection with the Penril/Bay Merger Proxy Statement/Prospectus. Although the Company is not aware of any pending or threatened material liability for which the Company may become obligated to make payments in connection with its obligation to indemnify Penril, there can be no assurance that such indemnification obligations could not arise or that such indemnification obligations would not be material to the Company. These agreements were negotiated while the Company was owned by Penril and, consequently, are not the result of arm's-length negotiations between independent parties. Nevertheless, the Company believes that the agreements are fair to the parties and contain terms which are generally comparable to those which would result from arm's-length negotiations, although there can be no assurance thereof.


INTERNATIONAL SALES

         In fiscal 1996, international sales of Hayes' products accounted for approximately 25% of net sales. These sales were primarily to customers in Europe and the Asia Pacific region. The Company anticipates that, following the Merger, international sales will continue to account for a significant portion of the Company's net sales in the foreseeable future. As a result, the Company's operating results will be subject to risks inherent in international sales, including tariffs or other barriers, difficulties in staffing and managing international operations, fluctuations in foreign currency exchange rates, compliance with international regulations, approval and market requirements, and volatility of international economic conditions. One or more of these factors may have a material adverse effect on the Company's future international sales and, consequently, on the Company's operating results.


         Hayes sells its products outside the United States and procures modem products from offshore vendors primarily in U.S. dollars and to a lesser extent, British Sterling and Hong Kong dollars. Although Hayes has not experienced material gains or losses from foreign currency fluctuations, if its international business increases it could be subject to increased risk due to such fluctuations. Hayes anticipates it will adopt hedging strategies if the risks associates with foreign currency fluctuations materially increase.



         A significant amount of Hayes' revenue is derived from its Asia region business, particularly from China. Therefore, Hayes is subject to the risk of political and economic instability experienced in this region. Hayes has begun to expand its business in Latin America. Should Hayes' Latin America business become material, Hayes would be subject to the political and economic difficulties recently experienced in this region.


PRODUCT RETURNS, PRICE PROTECTION AND WARRANTY CLAIMS

         Like other manufacturers of computer products, Hayes and the Company are exposed to the risk of product returns from wholesale distributors, resellers and retailers, either through contractual stock rotation privileges or as a result of Hayes' and the Company's interest in assisting customers in balancing inventories. Although Hayes and the Company attempt to monitor and manage the volume of sales to wholesale distributors and retailers, large shipments in anticipation of sales by wholesale distributors and retailers could lead to substantial overstocking by their wholesale distributors and lead to higher than normal returns. Moreover, the risk of product returns may increase if demand for Hayes' or the Company's products declines. When Hayes and the Company reduce their prices, Hayes and the Company credit their respective wholesale distributors and retailers for the difference between the purchase price of products remaining in their inventory and the reduced price for such products on terms negotiated with Hayes and the Company, respectively, which could have a material adverse effect on the operating results of Hayes and the Company, respectively.

         Hayes' standard two-year warranty permits customers to return any product for repair or replacement if the product does not perform as warranted. In the U.S. and Canada only, Hayes also offers its customers the option of an additional three-year warranty upon completion of a registration card within 90 days of purchase. Some of the Practical Peripheral modems previously sold have a lifetime warranty. Hayes to date has not encountered material warranty claims or liabilities. Hayes has established and the Company following the Merger will establish reserves for product returns, price protection and warranty claims which management believes are adequate. There can be no assurance that product returns, price protection and warranty claims will not have a material adverse effect on future operating results of the Company.

DEPENDENCE ON SUPPLIERS

         Material and components for the Company's products are purchased from outside suppliers. While most components are available from several suppliers, a few are provided from sole-source vendors. The Company believes that in most cases alternative sources of supply could be obtained within a reasonable time period; however, an interruption in the supply of such components could have a temporary adverse effect on the Company's operations. The major components of Hayes' products include silicon chips, printed circuit boards, microprocessors, chipsets and other integrated circuits. Most of the components used in Hayes' modem products are available from multiple sources. However, certain components used in Hayes' products are custom manufactured and currently obtained from single sources. In addition, although readily interchangeable items are available from several suppliers, many of the components that are incorporated in Hayes' products, such as integrated circuits and discrete components, are in limited supply and are allocated throughout the industry. Like others in the computer industry, Hayes has, from time to time, experienced difficulty in obtaining certain components. While Hayes has entered into supply arrangements with certain suppliers, including Lucent Technologies, Inc. and Rockwell International Corporation ("Rockwell") regarding a supply of chips and chipsets, there can be no assurance following the Merger that these suppliers will continue to meet the Company's requirements. There can be no assurance that severe shortages of components will not occur in the future which could increase the cost or delay the shipment of products and have a material adverse effect on the Company's operating results.

SALES CHANNEL RISKS

         The Company's distribution channel is composed of value-added resellers, original equipment manufacturers and distributors in more than 40 countries. Sales to end-user customers account for less than 10% of the Company's revenues. Many of the Company's value-added resellers and other distributors carry products which are complimentary to those of the Company, and may choose to give higher priority to products of other suppliers or competitors of the Company.

         Hayes sells its products primarily through national, regional and international wholesale distributors, national corporate resellers, computer superstores and mail order. Sales to wholesale distributors accounted for a significant share of Hayes net sales in fiscal 1996. The personal computer distribution industry has been characterized by rapid change, including consolidations and financial difficulties of wholesale distributors and the emergence of alternative distribution channels. Hayes is dependent upon the continued viability and financial stability of its wholesale distributors. The loss or ineffectiveness of any of Hayes' largest wholesale distributors or a number of its smaller wholesale distributors could have a material adverse effect on the Company's operating results following the Merger. In addition, an increasing number of vendors are competing for access to wholesale distributors which could adversely affect the Company's ability to maintain Hayes' existing relationships with its wholesale distributors or could negatively impact sales to such distributors.

         Hayes is dependent on the continued viability and financial stability of its national resellers. The loss or ineffectiveness of any of Hayes' largest national resellers or a number of its smaller national resellers could have a material adverse effect on the Company's operating results following the Merger.

         Due to increased competition for limited shelf space, retailers are increasingly in a better position to negotiate favorable terms of sale, including price discounts and product return policies. There can be no assurance that Hayes will be able to sustain or increase its sales to retailers, which could have a material adverse effect on the Company's operating results following the Merger.

         The OEM modem market has grown to approximately 50% of the overall modem market. Hayes has not participated substantially in the OEM modem market for the last two years and Hayes can give no assurance that it will be able to successfully penetrate this market.

CONDITIONS TO THE MERGER


         The obligations of the Company and Hayes to effect the Merger are subject to a number of conditions including the termination of the antidilution warrant issued to Rinzai Limited ("ACMA") and the receipt by each party of all consents, assignments, waivers, authorizations or other certificates of third parties for the continuation in full force and effect of any and all material contracts and leases. Hayes has not received a consent from its lender CIT Group/Credit Finance, Inc. ("CIT") for the continuation in full force and effect of Hayes' credit facility with CIT following the Merger. If CIT does not consent to the continuation of its credit facility following the Merger, each of Hayes and the Company may determine to not effect the Merger. If the Merger is consummated without CIT's consent to continue its credit facility with the Company, it will be necessary for the Company to pursue additional equity or debt financing to meet its cash requirements. The Company and Hayes are in discussions with CIT concerning its consent, and believe that CIT is predisposed to grant its consent, although there can be no assurance that its consent will be granted.


IMPLEMENTATION OF NEW INFORMATION SYSTEM

         Hayes is currently involved in the replacement of its information systems with software from Oracle Corporation which will be completed after the Effective Time of the Merger. The implementation of a new information system could cause disruption to work efficiency. There can be no assurance that the project will be completed within the budgeted time schedule or costs. To the extent that the project is not completed timely or within the budgeted costs, the Company's business and financial condition could be adversely affected.

ELECTION OF DIRECTORS AND OTHER STOCKHOLDER MATTERS


         As a result of the Shareholder's Agreement among each of the Hayes Shareholders and Mr. Howard, certain shareholders, who will own substantially more than 50% of the Common Stock, without regard to the conversion of the 6% Convertible Stock, will control the election of a majority of directors. These shareholders consist of Mr. Howard, ACMA, Dennis C. Hayes and Chestnut Capital Limited Partnership, a limited partnership controlled by Dennis C. Hayes. Such agreement will remain effective for so long as certain shareholders own at least ten (10%) percent of the outstanding shares of the Company. Such persons will also be able to control the taking of action which requires approval by stockholders, since they will own more than a majority of the outstanding shares of the Company.



                                 USE OF PROCEEDS


         The Company will not receive any proceeds from the sale of the Shares. However, the Company will receive aggregate proceeds of $3,370,625 if all options held by the Selling Stockholders on the date hereof are exercised. The Company expects to use the proceeds from the exercise of the options for working capital and other general corporate purposes.



                              SELLING STOCKHOLDERS

         The following table sets forth (i) the name of each Selling Stockholder, (ii) the nature of any position, office or other material relationship which each Selling Stockholder has had with the Company or any of its affiliates within the last three years, (iii) the number of shares of Common Stock owned by each Selling Stockholder prior to the offering, (iv) the number of shares of Common Stock offered for each Selling Stockholder's account and (v) the percentage owned by each Selling Stockholder after completion of the offering.



                                                                       NUMBER OF SHARES        NUMBER OF SHARES        PERCENTAGE
                                                                        OWNED PRIOR TO       OFFERED FOR ACCOUNT       OWNED AFTER
SELLING STOCKHOLDER                 RELATIONSHIP TO COMPANY                OFFERING         OF SELLING STOCKHOLDER     OFFERING (1)
-------------------                 -----------------------            ----------------     ----------------------     ------------
Ronald A. Howard        Mr. Howard has served as Chairman of the        1,228,603 (2)            300,000 (2)             7.2%
                        Board, President and Chief Executive
                        Officer of the Company since November
                        1996. Mr. Howard served as President of
                        the Datability Networks Division of
                        Penril from November 1994 to November
                        1996, and as Co-President of that
                        division from May 1993 until November
                        1994. He had held the position of
                        Executive Vice President of Penril from
                        May 1993 until November 1996.

John Howard             Director                                           30,000 (3)            30,000 (3)              0

Barbara Perrier Dreyer  Director                                           50,000 (3)(4)         30,000 (3)              *

Arthur Samberg          Director                                        1,955,000 (3)(5)(6)      30,000 (3)             15.3%

Paul Schaller           Director                                           30,000 (3)            30,000 (3)              0

                                                                      NUMBER OF SHARES        NUMBER OF SHARES        PERCENTAGE
                                                                       OWNED PRIOR TO       OFFERED FOR ACCOUNT       OWNED AFTER
SELLING STOCKHOLDER                 RELATIONSHIP TO COMPANY               OFFERING         OF SELLING STOCKHOLDER     OFFERING (1)
-------------------                 -----------------------           ----------------     ----------------------     ------------
James Gallagher           Mr. Gallagher has served as Vice                75,000 (7)              75,000 (7)               0
                          President of Sales of the Company since
                          November 1996. He was Vice President --
                          Sales of the Datability Networks
                          Division of Penril from November 1994
                          until November 1996. From May 1993, when
                          Penril acquired Datability, Inc, until
                          November 1994, Mr. Gallagher was Vice
                          President, North and South American
                          Sales of the Datability Networks
                          Division.

----------

* Represents less than 1% of the outstanding shares of Common Stock of the Company


(1) Based on 12,559,931 shares of Common Stock outstanding as of the date hereof and includes, in certain instances, shares held in the name of a Selling Stockholder's spouse or minor children, the reporting of which is required by applicable rules of the Commission, but as to which shares the Selling Stockholder may have disclaimed beneficial ownership.



(2) Includes 90,000 shares of Common Stock issuable upon the exercise of an option currently exercisable and 210,000 shares of Common Stock issuable upon the exercise of an option not currently exercisable. Does not include additional shares of Common Stock issuable to Mr. Howard in lieu of a $437,500 cash bonus payable upon a change in control.



(3) Includes 30,000 shares of Common Stock issuable upon the exercise of an option, assuming that the Merger is consummated within 60 days of the date hereof.


(4) Mrs. Perrier Dreyer and her husband, John Dreyer, have shared voting and dispositive power with respect to these shares.


(5) Includes 787,100 shares of Common Stock owned by Pequot Partners Fund, L.P., a Delaware limited partnership whose general partner and investment manager is Pequot General Partners, LLC, a Connecticut limited liability company ("General Partners") and 698,500 shares of Common Stock owned by Pequot International Fund, Inc., a British Virgin Islands corporation, whose investment manager is DS International Partners, L.P., a Delaware limited partnership ("International Partners"). (Pequot Partners Fund, L.P. and Pequot International Fund, Inc. are together referred to as the "Funds"). Mr. Samberg is a General Partner and senior portfolio manager of each of the Funds. General Partners and International Partners (together, the "Partners") are the beneficial owners, as such term is used in Rule 13d-3 of the Exchange Act of the shares of Common Stock owned by the Fund for which they act as investment manager, respectively. The Partners may be deemed to constitute a group as such term is used in
       Section 13(d)(3) of the Exchange Act. Each of the Partners disclaims beneficial ownership of the Common Stock beneficially owned by the other Partners.



(6) Includes 86,500 shares of Common Stock owned by Dawson-Samberg Capital Management, Inc., of which Mr. Samberg is President, and 352,900 shares of Common Stock owned by Pequot Endowment Fund, L.P., a Delaware limited partnership ("Endowment Fund") whose general partner and investment manager is Pequot Endowment Partners, L.P., a Delaware limited partnership. Mr. Samberg is a General Partner and senior portfolio manager of Endowment Fund.



(7) Includes 22,500 shares of Common Stock issuable upon the exercise of an option currently exercisable and 52,500 shares of Common Stock issuable upon the exercise of an option not currently exercisable.



                              PLAN OF DISTRIBUTION

         The sales of the Shares by the Selling Stockholders may be effected, from time to time, on the NASDAQ/NMS or on any stock exchange on which the Shares may be listed at the time of sale, in negotiated transactions, or through a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The Selling Stockholders may effect such transactions by selling Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Stockholders and/or the purchasers of Shares (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         The Selling Stockholders and any broker-dealers that act in connection with the sale of the Shares hereunder might be deemed to be "Underwriters" within the meaning of Section 2(11) of the Securities Act; any commissions received by them and any profit on the resale of Shares as principal might be deemed to be underwriting compensation under the Securities Act.

         Any broker-dealer acquiring Shares from a Selling Stockholder may sell the Shares either directly, in its normal market-making activities, through or to other brokers on a principal or agency basis, or to its customers. Any such sales may be at prices then prevailing on the NASDAQ/NMS, at prices related to such prevailing market prices, at negotiated prices, or a combination of such methods.


         The Company has advised the Selling Stockholders that Regulation M under the Exchange Act may apply to their sales in the market and has informed the Selling Stockholders of the possible need for them to deliver copies of this Prospectus. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the Shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and, if any such broker-dealers purchase Shares as principal, any profits received on the resale of such Shares, may be deemed to be underwriting discounts and commissions under the Securities Act.


         Upon the Company's being notified by any Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Shares through a cross or block trade, a supplemental prospectus will be filed under Rule 424(c) under the Securities Act, setting forth the name of the participating broker-dealer(s), the number of Shares involved, the price at which such Shares were sold by the Selling Stockholder, the commissions paid or discounts or concessions allowed by the Selling Stockholder to such broker-dealer(s), and where applicable, that such broker-dealer(s) did not conduct any investigation to verify the information set out in this Prospectus.

         Any Shares which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this Prospectus.

         There can be no assurances that the Selling Stockholders will sell any or all of the Shares offered by them hereunder.



                                  LEGAL MATTERS


         The validity of the Common Stock offered hereby has been passed upon by Morrison Cohen Singer & Weinstein, LLP, outside legal counsel to the Company.



                                   EXPERTS



         The consolidated financial statements and the related consolidated financial statement schedules incorporated in this Prospectus by reference for the year ended July 31, 1997 and 1996 and for each of the three years in the period ended July 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Under the Delaware General Corporation Law, a corporation may indemnify any director, officer, employee or agent against expense (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation to procure a judgment in its favor -- a "derivative action") if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

         The Company's Certificate of Incorporation provides, among other things, that the Company shall indemnify any person who is or was a director or officer of the Company who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company), by reason of the fact that he (i) is or was a director or officer of the Company, or (ii) is or was serving at the request of the Company as director, officer, employee, agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS


AVAILABLE INFORMATION.......................................................2

INCORPORATION OF DOCUMENTS
    BY REFERENCE............................................................3

SPECIAL NOTE................................................................4

RISK FACTORS................................................................5

USE OF PROCEEDS............................................................14

SELLING STOCKHOLDERS.......................................................14

PLAN OF DISTRIBUTION ......................................................15

LEGAL MATTERS..............................................................16

EXPERTS....................................................................16

INDEMNIFICATION OF DIRECTORS
   AND  OFFICERS...........................................................16




                               ACCESS BEYOND, INC.





                         495,000 SHARES OF COMMON STOCK




                                   -----------
                                   PROSPECTUS
                                   -----------


                                DECEMBER 10, 1997


--------------------------------------------------------------------------------

                                     PART II


                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


Item 3 (Form S-8).  Incorporation of Documents by Reference.

         The documents listed below are incorporated by reference in this Registration Statement, and all documents concurrently and subsequently filed by Access Beyond, Inc. (the "Company") pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such document.

           (1) The Company's Annual Report on Form 10-K for the fiscal year ended July 31, 1997;


           (2) Amendment No. 1 to the Company's Annual Report on Form 10-K/A for the fiscal year ended July 31, 1997;



           (3) The Company's Current Report on Form 8-K, as filed with the Commission on November 17, 1997;



           (4) The Company's Registration Statement on Form S-4 (Registration No. 333-37993), and any amendments thereto; and



           (5) The description of the Company's Common Stock contained in the Company's Registration on Form 8-A, declared effective by the Commission on November 18, 1996.



Item 4 (Form S-8).  Description of Securities.

           Not applicable.


Item 5 (Form S-8).  Interests of Named Experts and Counsel.

           The validity of the Common Stock offered hereby has been passed upon by Morrison Cohen Singer & Weinstein, LLP, outside legal counsel to the Company.

           The consolidated financial statements of the Company and its subsidiaries as of July 31, 1997 and 1996 and for each of the three years in the period ended July 31, 1997 have been incorporated herein by reference in reliance upon the report of Deloitte & Touche LLP, independent auditors, given upon their authority as experts in accounting and auditing.


Item 6 (Form S-8) and Item 15 (Form S-3). Indemnification of Directors and Officers.

           Under the Delaware General Corporation Law, a corporation may indemnify any director, officer, employee or agent against expense (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation to procure a judgment in its favor -- a "derivative action") if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

           The Company's Certificate of Incorporation provides, among other things, that the Company shall indemnify any person who is or was a director or officer of the Company who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company), by reason of the fact that he (i) is or was a director or officer of the Company, or (ii) is or was serving at the request of the Company as director, officer, employee, agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.


Item 8 (Form S-8) and Item 16 (Form S-3).   Exhibits.

Exhibit No.       Description


  5.1 Opinion of Morrison Cohen Singer & Weinstein, LLP regarding legality (filed as Exhibit 5.1 to the Company's Registration Statement on Form S-8 (Registration No. 333-39083) filed October 30, 1997).



10.6 The Company's Amended and Restated 1996 Long-Term Incentive Plan (filed as Exhibit 10.9 to the Company's Form 10-K filed October 16, 1997).



10.7 Form of Option Agreement for the grant of non-qualified options under the Amended and Restated 1996 Long-Term Incentive Plan (filed as Exhibit 10.10 to the Company's Form 10-K filed October 16, 1997).



10.8 The Company's Amended and Restated 1996 Non-Employee Directors' Stock Option Plan (filed as Exhibit 10.11 to the Company's Form 10-K filed October 16, 1997).



10.9 Form of Option Agreement for the grant of options under the Amended and Restated 1996 Non- Employee Directors' Stock Option Plan (filed as Exhibit 10.12 to the Company's Form 10-K filed October 16, 1997).


23.1 Consent of Morrison Cohen Singer & Weinstein, LLP (contained in Exhibit 5.1 hereto).

23.2 Consent of Deloitte & Touche, LLP, independent public accountants.

24.1 Power of Attorney (included on the signature page to this Registration Statement).


Item 9 (Form S-8) and Item 17 (Form S-3).   Undertakings.

           (a)    The undersigned registrant hereby undertakes:

                  (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
           Statement:

                           (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                           (ii) to reflect in the prospectus any facts or events
                  arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

                           (iii) to include any material information with
                  respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic report filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the Registration Statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph
           (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

           (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


           Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Gaithersburg, State of Maryland, on December 10, 1997.



                                      ACCESS BEYOND, INC.



                                      By: /s/ Ronald A. Howard
                                          -------------------------------------
                                          Ronald A. Howard
                                          President and Chief Executive Officer




                                POWER OF ATTORNEY




         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:


     Signature                                       Title                                       Date
     ---------                                       -----                                       ----
/s/ Ronald A. Howard                      President and Chief Executive Officer               December 10, 1997
-------------------------------------
Ronald A. Howard                          (Principal Executive Officer) and
                                          Chairman of the Board

/s/ Mark Fields *                         Controller and Acting Chief Financial               December 10, 1997
-------------------------------------
Mark Fields                               Officer (Principal Financial and
                                          Accounting Officer)

/s/ Barbara Perrier Dreyer *              Director                                            December 10, 1997
-------------------------------------
Barbara Perrier Dreyer

/s/ John Howard *                         Director                                            December 10, 1997
-------------------------------------
John Howard

/s/ Arthur Samberg *                      Director                                            December 10, 1997
-------------------------------------
Arthur Samberg

/s/ Paul Schaller *                       Director                                            December 10, 1997
-------------------------------------
Paul Schaller


* By:    /s/ Ronald A. Howard
         -------------------------------------
        (Ronald A. Howard, as Attorney-in-Fact)

                                EXHIBIT INDEX

Exhibit No.       Description


  5.1 Opinion of Morrison Cohen Singer & Weinstein, LLP regarding legality (filed as Exhibit 5.1 to the Company's Registration Statement on Form S-8 (Registration No. 333-39083) filed October 30, 1997).



10.6 The Company's Amended and Restated 1996 Long-Term Incentive Plan (filed as Exhibit 10.9 to the Company's Form 10-K filed October 16, 1997).



10.7 Form of Option Agreement for the grant of non-qualified options under the Amended and Restated 1996 Long-Term Incentive Plan (filed as Exhibit 10.10 to the Company's Form 10-K filed October 16, 1997).



10.8 The Company's Amended and Restated 1996 Non-Employee Directors' Stock Option Plan (filed as Exhibit 10.11 to the Company's Form 10-K filed October 16, 1997).



10.9 Form of Option Agreement for the grant of options under the Amended and Restated 1996 Non- Employee Directors' Stock Option Plan (filed as Exhibit 10.12 to the Company's Form 10-K filed October 16, 1997).


23.1 Consent of Morrison Cohen Singer & Weinstein, LLP (contained in Exhibit 5.1 hereto).

23.2 Consent of Deloitte & Touche, LLP, independent public accountants.

24.1 Power of Attorney (included on the signature page to this Registration Statement).